                                                                Exhibit 99(d)(2)

                               February 25,1999

CONFIDENTIAL
------------

DANAHER CORPORATION
Attention:  Daniel L. Comas,
Vice President, Corporate Development
1250 24th Street NW, Suite 800
Washington, DC  20037

Dear Mr. Comas:

     In connection with your consideration of a possible transaction with MICROTEST, INC. (the "Company"), the Company is prepared to make available to you certain information concerning the business, financial condition, operations, assets and liabilities of the Company. As a condition to such information being furnished to you and your directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, the "Representatives"), you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication provided; however, if disclosed orally, such information must be restated in written form within five days after the oral disclosure) which has been or will be furnished to you or to your Representatives by or on behalf of the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

     The term "Evaluation Material" shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representatives pursuant hereto. The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was within your possession prior to its being furnished to you by or on behalf of the Company pursuant hereto, provided that the source of such information was not known by you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (iv) is independently developed by you, or (v) is disclosed by you to others in accordance with the terms of prior written authorization of the Company.

     You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a possible transaction between the Company and you, that the Evaluation Material will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever, provided, however, that (i) you may make any disclosure of such information to which the Company gives its prior written consent and
(ii) any of such information may be disclosed to your Representatives who need to know such information for the sole purpose of evaluating a possible transaction with the Company, who agree to keep such information confidential and who are provided with a copy of this letter agreement and agree to be bound by the terms hereof to the same extent as if they were parties hereto. In any event, you shall be responsible for any breach of this letter agreement by any of your Representatives and you agree, at your sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

     In addition, you agree that, without the prior written consent of the Company, you and your Representatives will use all reasonable efforts to not disclose to any other person the fact that the Evaluation Material has been made available to you, that discussions or negotiations are taking place concerning a possible transaction involving the Company or any of the terms, conditions or other facts with respect thereto (including the status thereof), unless in the written opinion of your counsel such disclosure is required by law and then only with as much prior written notice to the Company as is practical under the circumstances.

     In the event that you or any of your Representatives are requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, in the written opinion of your counsel, legally compelled to disclose Evaluation Material to any tribunal or else stand liable for contempt or suffer other censure or penalty, you or your Representative may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material which such counsel advises you is legally required to be disclosed, provided that you exercise your best efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal.

     If you decide that you do not wish to proceed with a transaction with the Company, you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company for any reason, you will promptly deliver to the Company all documents (and all copies thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto. In the event of such a decision or request, all other Evaluation Material prepared by you or your Representatives shall be destroyed and no copy thereof shall be retained. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

     You understand and acknowledge that neither the Company nor any of its Representatives make any representation or warranty, expressed or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material. Only those representations or warranties which are made in a final definitive agreement regarding the transactions contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

     You agree that unless and until a final definitive agreement regarding a transaction between the Company and you has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a transaction between the Company and you, and to terminate discussions and negotiations with you at any time.

     In consideration of the Evaluation Material being furnished to you, you hereby agree that without obtaining the prior written consent of the Company, neither you nor any of your affiliates (as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended ("the Exchange Act") will knowingly solicit to employ any current officers, engineers or other key employees of the Company with whom you come in direct or indirect contact during this transaction, for a period of one year from the date hereof or so long as they are employed by the Company.

     You further agree that, without the prior written consent of the Company's Board of Directors, for a period of one year from the date hereof, neither you nor any of your affiliates (as such term is defined in Rule 12b-2 of the Exchange Act, acting alone or as party of a group, will:

     (a) Acquire, propose, or offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights to acquire any securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company, or any assets of the Company or any subsidiary or division thereof or of any such successor or controlling person, except for up to 5% of the Company's public common stock;

     (b) Make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the rules under Section 14 of the Exchange Act) to vote or seek to advise or influence any person or entity with respect to the voting of any securities of the Company or otherwise seek to control or influence the management of the Company and its Board of Directors;

     (c) Make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or any of its securities or assets, or take any action that might force the Company to make a public announcement regarding any of the matters of the type set forth in clauses (a) through (c) hereof, or

     (d)  Form, join, or in any way participate in a "group" as defined in
Section 13(d)(3) of the Exchange Act in connection with any of the foregoing clauses (a) through (c) hereof.

     In addition, you agree during such one year period not to (a) request the Company to directly or indirectly amend or waive any provision of this or the immediately preceding paragraph or (b) take any action designed to or which can reasonably be expected to require the Company to make a public announcement regarding any of the matters referred to in this or the immediately preceding paragraph.

     You are aware, and will advise your Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material non-public information from the issuer of such securities and on the communication of such information to any person when it is reasonably foreseeable that such other person is likely to purchase or sell securities in reliance upon such information.

     The Company reserves the right to assign all of its rights, powers and privileges under this agreement (including without limitation, the right to enforce all of the terms of this letter agreement) to any person who enters into the transactions contemplated by this letter agreement.

     It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by you or any of your Representatives and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company. This letter agreement and the obligations hereunder shall continue for a period of three years from the date of this letter agreement.

     This letter agreement shall be governed by and constructed in accordance with the laws of the State of Arizona.

     Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

                                        Very truly yours,


                                        MICROTEST, INC.


                                        By:    /s/ Kent Mueller
                                               ----------------
                                        Name:  Kent Mueller
                                        Title: Chairman of the Board

Accepted and agreed to as of the
date first written above:

DANAHER CORPORATION


By:    /s/ Daniel L. Comas
       -------------------
Name:  Daniel L. Comas
Title: V P Corporate Development

                                 May 22, 2001

CONFIDENTIAL
------------

DANAHER CORPORATION
Attention:  Daniel L. Comas,
Vice President, Corporate Development
1250 24th Street NW, Suite 800
Washington, DC  20037

Dear Mr. Comas:

     Reference is made to (i) the letter dated May 21, 2001 (the "Offer Letter") by which Danaher Corporation made a non-binding offer to acquire Microtest, Inc. in an all-cash tender offer for all of the outstanding capital stock of Microtest and (ii) the letter dated February 25, 1999 (the "Letter Agreement"), which provided for certain confidentiality, non-solicitation, standstill and other obligations regarding a possible transaction with Microtest.

     In consideration of the exclusivity provisions set forth in sixth paragraph of the Offer Letter, and as a condition to Microtest making available to you and your representatives additional information concerning its business, financial condition, operations, assets and liabilities, you hereby agree to modify, extend and reinstate certain provisions of the Letter Agreement, as follows:

          1. The Letter Agreement and, except as set forth below, each of the obligations thereunder shall continue and remain in full force and effect for a period of two years from the date hereof.

          2. The non-solicitation provisions set forth in the ninth paragraph of the Letter Agreement are hereby reinstated and shall remain in full force and effect for a period of one year from the date hereof or so long as the officers, engineers or other key employees of Microtest referred to therein remain in the employ of Microtest.

          3. The standstill provisions set forth in the tenth and eleventh paragraphs of the Letter Agreement are hereby reinstated and shall remain in full force and effect for a period of one year from the date hereof.

          4. The term "Evaluation Material" shall be deemed to include any Evaluation Material made available to you or your Representatives (as defined in the Letter Agreement) from and after the date hereof as well as any other Evaluation Material heretofore made available to your pursuant to the terms of the Letter Agreement.

     Except as and to the extent modified, extended and reinstated pursuant hereto, the Letter Agreement shall remain in full force and effect in accordance with its terms. For your convenience, a copy of the Letter Agreement has been attached hereto.

     Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and Microtest.

                              Very truly yours,

                              MICROTEST, INC.


                              By:    /s/ Vincent C. Hren
                                     -------------------
                              Name:  Vincent C. Hren
                              Title: President & Chief Financial Officer


Accepted and agreed to as of the
date first written above:

DANAHER CORPORATION


By:    /s/ Paul V. Burgon
       ------------------
Name:  Paul V. Burgon
Title: Manager, Corporate Development